EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of April 28, 2004 (“Effective Date”), by and between Tim Westergren (“Executive”) and Savage Beast Technologies Incorporated, a California corporation (the “Company”) (collectively the “Parties”).

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Position and Duties. Executive shall serve as the President of the Company, working primarily out the Company’s offices in Oakland, California. Executive shall have the duties, responsibilities and authority customarily associated with his title and office.

2. Compensation and Benefits.

(a) Base Salary. The Company shall pay Executive a salary of $7,291.66 per semi-monthly pay period ($175,000 annualized), less applicable withholdings and deductions (“Base Salary”). Executive’s Base Salary shall be reviewed by the Board at least annually.

(b) Discretionary Founder Payment. Executive will also be eligible for an annual discretionary cash bonus of up to $50,000 based on Executive’s individual contribution and MBO plan to the Company during each calendar year of Executive’s employment. The amount of any discretionary payment shall be determined by the Board and, where awarded, shall be paid in full by the Company within 30 days after calendar year-end.

(c) Stock Options.

(i) Initial Grant. As of the Effective Date, the Company shall grant to Executive a stock option to purchase such number of shares of the Company’s common stock as equals nine and sixty seven hundredths percent (9.67%) of the Company’s total “Outstanding Stock” (defined below) as calculated immediately following the final closing of the Company’s next round of financing (currently anticipated to be in the form of Series B Preferred Stock) in which the Company raises, through all closings thereof, aggregate gross proceeds of at least $5 million which number of shares will be reduced by 164,000 shares (such number has been adjusted for the Reverse Split (as defined under the Company’s Second Amended and Restated Articles of Incorporation), but is subject to adjustment for any subsequent stock splits, stock dividends, combinations, reorganizations or like transactions) (“Initial Grant”). The exercise price of the Initial Grant shall be equal to the fair market value per share of the Company’s common stock as of the Effective Date, currently expected to be no greater than one and one quarter ($.0125) per share. As used in this

Agreement, the calculation of the Company’s total “Outstanding Stock” will include, in addition to all shares of common stock, all then-outstanding shares of preferred stock on an as-converted basis, all then-outstanding options on an as-exercised basis and all then-outstanding warrants on an as-exercised (and, if applicable, as-converted) basis, and any authorized but unissued option shares in the Company’s employee stock option pool. Thirty-eight percent (38%) of the Initial Grant shall be fully vested upon grant. The remaining sixty-two percent (62%) of the Initial Grant will vest in equal monthly installments over the four year period commencing on March 18, 2004.

(ii) Nature of Options. The Initial Grant and any other stock option grants made to Executive as specified in this Agreement will be incentive stock options to the maximum extent allowed by law and will be subject to the terms of the Company’s 2003 Stock Plan and a Stock Option Agreement between Executive and the Company (including any related notice of stock option grant), which shall be consistent with the provisions in this Agreement. A full recourse five-year promissory note (“Promissory Note”) will be deemed an acceptable form of payment by Executive. The Promissory Note will be secured by the shares that it is used to purchase and shall become due and payable on the earlier of (a) the Company’s filing for an initial public stock offering, (b) the Company’s agreement to be acquired by a publicly traded company, (c) an event that would trigger an adverse accounting charge relating to the Note, and (d) five (5) years from execution of the Promissory Note. Any Stock Option Agreements shall also permit up to 15% transfer of any of the shares to a trust for the benefit of Executive or any of Executive’s family members unless otherwise specified by the Board; provided that such transferred options shall retain the same vesting terms and conditions. In addition, the Stock Option Agreements shall provide that following Executive’s termination date, Executive may exercise the stock options at any time until the end of the term of the stock options; provided that such period of exercisability will terminate upon the closing of a Change of Control (as defined herein) unless the acquirer of the Company in such Change of Control specifically agrees to permit continued exercisability. In the event that such period of exercisability would terminate upon the closing of a Change of Control, the Company agrees, upon the request of Executive, to amend the Stock Option Agreements effective not later than five days prior to the closing of such Change of Control to add a “net exercise” feature to the Stock Option Agreements; provided that if the board of directors of the Company determines in its discretion that such amendment would trigger adverse accounting consequences for the Company or the acquirer, then no such net exercise feature shall be added. The Initial Grant and any subsequent stock or stock options that may be granted to Executive by the Company are in addition to any stock (common or preferred) owned by Executive as of the closing of the financing round described in paragraph 2(c)(i) (“Founder’s Shares”) and nothing in this Agreement will affect Executive’s rights to such Founder’s Shares. The Promissory Note can only be used to purchase vested shares.

(iii) Subsequent Option Grants. In addition, for calendar years 2004 and 2005, at the discretion of the Board, Executive may be eligible to receive additional grants of stock options or stock purchase rights of up to 1/2% of the Company’s total Outstanding Stock as of the final closing of Series B based on Executive’s individual contribution and MBO plan to the Company during each such calendar year. The amount of any discretionary grant shall be determined by the Board and, where awarded, shall be awarded in full by the Company within 30 days after calendar year-end.

(d) Additional Benefits. Executive shall be eligible for such employee benefits and holidays as are customary for senior executives of the Company. The Company acknowledges that Executive is covered by the indemnification provisions of the Company’s Certificate of Incorporation. The Company will also use its best efforts to obtain and maintain, at its sole expense, director and officer liability insurance, for the period of Executive’s service as an officer and/or director and for so long thereafter as Executive may be subject to a claim, covering any acts or omissions by Executive in Executive’s capacity as a director or officer of the Company or any parents, subsidiaries, affiliates predecessors or successors in interest or any other service by Executive at the request of the Company unless such coverage has a commercially unreasonable price or burden on the company.

(e) Business Expenses. Executive is authorized to incur any reasonable travel, entertainment or other business expenses in connection with his employment hereunder and the Company shall promptly reimburse Executive for all such expenses upon his submission of appropriate supporting documentation.

(f) Tax and Legal Advice. Within fourteen (14) days of Executive submitting a request for reimbursement to the Company, the Company will reimburse Executive in full for any and all reasonable costs and fees Executive incurs for services of an attorney and/or tax advisor to assist in the review and/or negotiation of this Agreement, not to exceed $5,000.

3. At-Will Employment. Subject to the Termination and Severance provisions herein, Executive’s employment with the Company is “at will,” which means that either Executive or the Company may terminate Executive’s employment at any time, for any or no reason, with or without Cause. Any contrary representations that may have been made or may be made to Executive at any time shall be superseded and governed by this Section 3.

4. Termination and Severance.

(a) Definitions. For purposes of this Agreement,

(i) “Cause” means Executive’s: (a) gross misconduct, personal dishonesty, fraud or material misrepresentation in the performance of Executive’s duties or responsibilities to the Company under this Agreement that results from a willful act or omission by Executive; (b) conviction of (or entry of a plea of guilty to) a felony, or a misdemeanor involving moral turpitude; or (c)

willful and material failure to perform Executive’s job duties to the Company; or (d) willful refusal to carry out a lawful directive of the Board that is consistent with Executive’s position and responsibilities, except where such failure or refusal results from Executive’s death, Disability (as defined in herein) or Constructive Termination (as defined herein); provided, however, that the conduct, event or condition specified in subsections (c) or (d) of this paragraph shall only constitute “Cause” if a majority of the Board (excluding Executive) determines in good faith that Executive has not cured the conduct, event or condition within a reasonable period of not less than 30 days after receipt of written notice from the Company. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, intentionally, in bad faith, and without reasonable belief that the action or omission was in the best interest of the Company.

(ii) “Constructive Termination” means Executive’s resignation from Executive’s employment with the Company within twelve (12) months after any of the following:

(A) any reduction of Executive’s base salary which is not part of a broad cross-company cost cutting effort.

(B) any requirement that Executive engage in any illegal or unethical conduct, after Executive has given the Company 30 days’ notice and opportunity to cure;

(C) the Company’s failure to fully cure within thirty (30) days any material breach by the Company of this Agreement, or any other agreement between Executive and the Company, of which Executive has notified the Board in writing;

(D) a relocation of Executive’s principal place of employment by more than fifty (50) miles.

(iii) Executive shall be deemed to be disabled if a majority of the Board (excluding Executive) determines in good faith that Executive is unable to perform the essential functions of his position with Company, even with reasonable accommodation, for a period of not less than ninety (90) consecutive days, due to a mental or physical illness or incapacity (hereafter “Disability”).

(b) Termination for Cause, Voluntary Termination. If the Company terminates Executive’s employment for Cause or if Executive voluntarily resigns from his employment with the Company (other than pursuant to a Constructive Termination), then Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance other than: (i) the portion of the Base Salary then earned but unpaid; (ii) a pro rata share of any Annual Founder payment for the calendar year in which Executive’s employment terminates; (iii) vested benefits under any applicable employee benefit plan or as otherwise specified herein (including without limitation any accrued but unused paid time off); and (iv) any unreimbursed business expenses incurred by Executive as of the date of such termination.

(c) Termination Without Cause, Constructive Termination. In the event Executive’s employment with the Company is terminated by the Company without Cause, or as a result of Executive’s Constructive Termination:

(i) Executive will receive from the Company, within fourteen (14) days after Executive’s termination date, a lump sum cash payment equal to three (3) months of Executive’s most recent Base Salary, less applicable withholdings and deductions;

(ii) The Company will pay the applicable COBRA premiums to maintain the level of health insurance benefits for Executive and his dependents in effect on Executive’s last day of employment for twelve (12) months after the termination date; and

(iii) Executive will be entitled to an additional twelve (12) months of vesting on his options and/or restricted stock as of Executive’s termination date.

(d) Death or Disability. In the event of Executive’s death or Disability while employed by the Company, Executive (or, as appropriate, his heirs) be entitled to an additional twelve (12) months of vesting on his options and/or restricted stock.

(e) Additional Conditions. Executive’s receipt of the severance benefits described in paragraphs 4(c) and 4(d) herein will be conditioned on: (i) execution by Executive (or, if applicable, the executor of his estate) of a mutual general release of claims, in the form attached hereto as Exhibit A; and (ii) Executive’s resignation from any position on the Board.

5. Nonsolicit. Executive agrees not to solicit the Company’s employees or customers for a period of twelve (12) months after termination of employment with the Company.

6. Change of Control.

(a) Definition. As used in this Agreement, “Change of Control’ shall mean the sale, conveyance, or other disposal of all or substantially all of the Company’s property or business, or the merger with or into or consolidation with any other Company, limited liability company or other entity (other than a wholly-owned subsidiary of the Company); provided that none of the following shall be considered a Change of Control: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) an equity financing in which the Company is the surviving entity, or (iii) a transaction in which the shareholders of the Company immediately prior to the transaction own 45% or more of the voting power of the surviving entity following the transaction.

(b) Partial Acceleration upon Change of Control. In the event of a Change of Control, 33% of Executive’s unvested stock options and/or restricted stock will vest immediately. In the event of a Change of Control, if Executive is subsequently terminated without Cause or through Constructive Termination within one year of the consummation of the Change of Control, Executive’s stock options and/or restricted stock will immediately vest in full.

7. Confidential Information and Invention Assignment Agreement. Executive will sign a Confidential Information and Invention Assignment Agreement in the form attached hereto as Exhibit B.

8. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. This Agreement may only be modified, or any specific requirements waived, in writing signed by Executive and a duly authorized representative of the Company. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

(c) Successors. This Agreement will inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties to it.

(d) Entire Agreement. This Agreement, including any Exhibits hereto, constitutes the sole and entire agreement of the parties pertaining to its subject matter and supersedes any prior or contemporaneous negotiations, representations, promises, agreements, or understandings of the parties with respect to the subject matter hereof, whether written or oral. The parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, that is not contained in this Agreement. Parol evidence will be inadmissible to show agreement by and among the parties to any term or condition contrary to or in addition to the terms and conditions contained in the Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(f) Choice of Law. This Agreement will in all respects be interpreted, enforced and governed by and under the laws of the State of California, without regard to the conflicts of laws rules thereof. In interpreting the language of the Agreement all parties to the Agreement shall he treated as having drafted the Agreement after meaningful negotiations.

(g) Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorneys’ fees, in addition to all other legal or equitable remedies to which the prevailing party may otherwise be entitled. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

(h) Severability. If one or more provisions of this Agreement are held to be void or unenforceable under applicable law, the parties agree to renegotiate such provision in good faith and the remaining provisions shall remain in full force and effect as set forth herein. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for any provision held to be unenforceable under applicable law, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i) Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(j) Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

The parties have executed this Agreement the date first written above.

SAVAGE BEAST TECHNOLOGIES INCORPORATED

By:	/s/ Will Glaser
Name:	Will Glaser
Title:	COO

Address:	360 22nd Street, Suite 390 Oakland, CA 94612

EXECUTIVE

/s/ Tim Westergen
Tim Westergen